Exhibit 99.1

FOR IMMEDIATE RELEASE
Nu Skin Enterprises Appoints Chelsea Lantz as Interim Chief Financial Officer
PROVO, Utah — March 20, 2026 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced the appointment of Chelsea Lantz as interim Chief Financial Officer, effective immediately. The appointment of Lantz comes after James Thomas stepped down as CFO to pursue an outside opportunity.
“On behalf of our board, management and the entire Nu Skin team, we thank James for his leadership and significant contributions over 16 years at Nu Skin and wish him and his family well in their future pursuits,” said Ryan Napierski, president and CEO. “We have a talented finance team who has led the ongoing work to improve our operational performance and strengthen our balance sheet over the past year. I am excited to work directly with Chelsea to carry forward this important work as we further our transformation to becoming the world’s leading intelligent beauty and wellness leadership opportunity platform.”

Nu Skin’s board of directors has appointed Lantz as interim CFO and has initiated a formal process to appoint a permanent replacement. Lantz joined Nu Skin in 2011 and has worked as corporate controller since 2023, leading the company’s cost-improvement efforts, which resulted in a significant increase in EPS year-over-year. Lantz came to Nu Skin from PricewaterhouseCoopers LLP where she led financial audits and internal controls for public and private companies. She holds a Master of Accounting degree from Utah State University and a bachelor’s degree from Westminster University.

About Nu Skin Enterprises, Inc.
Nu Skin Enterprises Inc. (NYSE: NUS) is an intelligent beauty and wellness company, powered by a dynamic affiliate opportunity platform, which operates in nearly 50 markets worldwide. Backed by more than 40 years of scientific research, the company’s products help people look, feel and live their best with our newly introduced Prysm iO intelligent wellness platform, an award-winning line of beauty device systems and trusted brands in personal care and wellness products. Rhyz is the strategic investment arm of Nu Skin Enterprises, formed in 2018 consisting of synergistic consumer, technology and manufacturing companies focused on innovation within the beauty, wellness and lifestyle categories.
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CONTACTS:
Media: media@nuskin.com, (801) 345-6397
Investors: investorrelations@nuskin.com, (801) 345-3577